Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136807

PROSPECTUS SUPPLEMENT NO. 1

DATED OCTOBER 20, 2008

TO PROSPECTUS DATED AUGUST 22, 2006

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,131,625 Shares of Common Stock

We are providing you with this Prospectus Supplement No. 1, dated October 20, 2008, to update the Prospectus dated August 22, 2006 (the “Plan Prospectus”), of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of The PNC Financial Services Group, Inc. (“PNC”). This Prospectus Supplement No. 1 describes a change that has been made to the Plan to make additional options available to you to sell your shares held in the Plan. This Prospectus Supplement No. 1 supplements, modifies and supersedes the information contained in Question 21 of the Plan Prospectus. This Prospectus Supplement No. 1 forms a part of, and must be accompanied or preceded by, the Plan Prospectus. You should read this Prospectus Supplement No. 1 only in connection with the Plan Prospectus. It is suggested that this Prospectus Supplement No. 1 be retained for future reference.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency.

Investing in our common stock involves risks. See “Risk Factors” on page 1 of the Plan Prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined whether this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The following disclosure replaces in its entirety the disclosure in the Plan Prospectus for Question 21 under the heading “Dividend Reinvestment and Stock Purchase Plan—Sale or Transfer of Shares.”

Sale or Transfer of Shares

21. What procedures should be followed if you wish to sell shares?

If you wish to sell all or a portion of the shares credited to your Plan account, you have two options: (i) you can sell the shares directly through the Plan; or (ii) you can request the issuance of those shares in accordance with the procedures outlined in Question 18 and arrange to sell the shares through your broker. Through the Plan, you may sell both the shares credited to your Plan account and any shares that you have deposited for safekeeping with the Plan Administrator as discussed in Question 17.

When selling shares directly through the Plan, you have two choices when requesting a sale:

Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Centre using the link on our website at www.pnc.com (at About PNC > Investor Relations > Online Shareholder Services) or accessed through www.computershare.com/investor. Market order sales are also available by calling the Plan Administrator at 1-800-982-7652 and placing the sale order through the telephone IVR (interactive voice response) or speaking to a service representative. Market order sale requests received through Computershare Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker less applicable fees. Current fees which are subject to change are a service charge of $25 and processing fees of $0.10 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

Batch Order. A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch order sales are also available online through Computershare Investor Centre using the link on our website at www.pnc.com (at About PNC > Investor Relations > Online Shareholder Services) or accessed through www.computershare.com/investor, or by calling the Plan Administrator at 1-800-982-7652 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.10 per share sold. There is an additional charge for a registered sales representative to handle the request in person by phone.

Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. Included with the proceeds, you will receive an advice from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other plan records received, you should retain these sale documents for your tax records. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.

Participants who are PNC restricted employees, designated unit employees, directors or their immediate family members are, under PNC Insider Trading rules, subject to certain restrictions on the timing of sales of Common Stock (See Question 28). In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with you own legal advisers regarding the applicability of such laws to any sale of your shares.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,131,625 Shares of Common Stock

The Dividend Reinvestment and Stock Purchase Plan of The PNC Financial Services Group, Inc. (“PNC”) provides our shareholders with an attractive and convenient way to reinvest cash dividends in shares of our common stock and to buy additional shares of our common stock through voluntary cash payments.

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) allows you to:

•	reinvest all or part of your common and preferred stock cash dividends in shares of our common stock

•	invest voluntary cash payments in shares of our common stock

•	deposit shares of our stock in the Plan for safekeeping

•	sell the shares you hold in the Plan.

This prospectus (the “Prospectus”) relates to shares of common stock purchased under the Plan after the date hereof. The price for such shares will be calculated pursuant to the terms of the Plan as described herein.

PNC common stock is listed on the New York Stock Exchange under the symbol “PNC.” On August 21, 2006, the closing price of our common stock on the New York Stock Exchange was $70.93 per share.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency. Investing in our common stock involves risks. SEE “RISK FACTORS” ON PAGE 1 HEREOF.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 22, 2006. This Prospectus supersedes each previous Plan Prospectus and Prospectus Supplement. It is suggested that this Prospectus be retained for future reference.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this Prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updates in Part II, Item 1A of our Form 10-Q filings, which are incorporated by reference in this Prospectus. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement (“Registration Statement”) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, PNC may from time to time sell the shares of PNC common stock described in this Prospectus pursuant to the Dividend Reinvestment and Stock Purchase Plan, as described herein.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, registering the offer and sale of PNC common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan. This Prospectus constitutes part of the Registration Statement. The Registration Statement, including the exhibits and schedules attached to the Registration Statement and the information incorporated by reference, contains additional relevant information about us and the securities not included in this Prospectus. The rules and regulations of the SEC allow us to omit from this Prospectus certain information included in the Registration Statement. In addition, PNC files annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy this information and the Registration Statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330.

The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. Our common stock and certain series of our preferred stock are listed on the New York Stock Exchange. You also can inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATED DOCUMENTS

The SEC allows us to “incorporate by reference” into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated is considered part of this Prospectus, except for any information that is superseded by information that is included in this document or in a later filed document.

This Prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC, except for any portion thereof that is furnished to, but not filed with, the SEC:

•	PNC’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	PNC’s Quarterly Reports on Form l0-Q for the quarters ended March 31, 2006 and June 30, 2006;

•

PNC’s Current Reports on Form 8-K (by date of earliest event reported and date filed): dated January 20, 2006 (filed January 26, 2006); dated February 14, 2006 (filed February 21, 2006); dated February 15, 2006 (filed February 22, 2006); dated March 21, 2006 (filed March 24, 2006); and dated April 25, 2006 (filed May 1, 2006);

•

The description of PNC common stock set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act in September 1987, including any amendment or report filed with the SEC for the purpose of updating this description;

•	PNC’s Articles of Incorporation, as amended and restated, filed by PNC as Exhibit 3.3 of its Current Report on Form 8-K dated August 25, 2005 (filed August 30, 2005); and

•

The description of the rights agreement, contained in a registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act on May 23, 2000, including any amendment or report filed with the SEC for the purpose of updating this description.

These documents contain important information about us. We also incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date of this Prospectus and the termination of this offering. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (as to items filed and not merely furnished to the SEC), as well as Proxy Statements (other than information such as committee reports that the SEC allows us not to incorporate by reference). Information in any documents that we subsequently file with the SEC will automatically update and replace the information previously filed, and you should rely on the information contained in the document that was filed later. Any statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to be a part of this Prospectus. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.

You can obtain any of the documents incorporated by reference in this Prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in the document. You can obtain documents incorporated by reference by requesting them from us, either orally or in writing. Requests for such documents should be directed to: Computershare Investor Services, LLC, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via email at web.queries@computershare.com, or by calling 800-982-7652. You can also obtain these documents on or through our Internet website at www.pnc.com, and from the sources referenced above under “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Prospectus, in accompanying prospectus supplements, if any, and in the SEC filings incorporated by reference into this Prospectus regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the risks and uncertainties described in our most recent Form 10-K, Form 10-Qs and our other SEC filings incorporated by reference into this Prospectus (including, without limitation, under the heading “Cautionary Statement Regarding Forward-Looking Information” in such filings and in our Risk Factors and Risk Management sections in our Form 10-K and Form 10-Qs). Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this Prospectus and in our other filings with the SEC.

THE PNC FINANCIAL SERVICES GROUP, INC.

IN THIS PROSPECTUS, REFERENCES TO PNC, “WE” AND “US” REFER TO THE PNC FINANCIAL SERVICES GROUP, INC. AND, WHERE APPLICABLE, ITS SUBSIDIARIES ON A CONSOLIDATED BASIS.

PNC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act. PNC was incorporated under Pennsylvania law in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, PNC has diversified its geographic presence, business mix and product capabilities through strategic bank and nonbank acquisitions and the formation of various nonbanking subsidiaries.

PNC is one of the largest diversified financial services companies in the United States, based on assets, operating businesses engaged in retail banking, corporate and institutional banking, asset management and global fund processing services. PNC operates directly and through numerous subsidiaries, providing many of our products and services nationally and others in our primary geographic markets in Pennsylvania; New Jersey; the greater Washington, D.C. area, including Virginia and Maryland; Ohio; Kentucky and Delaware. We also provide certain asset management and global fund processing services internationally. At June 30, 2006, PNC and its subsidiaries’ consolidated assets, deposits, and shareholders’ equity were $94.9 billion, $63.5 billion, and $8.8 billion, respectively.

PNC’s principal executive offices are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is 412-762-2000.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, are the provisions of PNC’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Those holders of our common stock and preferred stock who do not participate in the Plan will continue to receive cash dividends, if and when declared.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of PNC’s common stock, $5.00 par value (“Common Stock”), and record holders of all series of PNC’s preferred stock, $1.00 par value (“Preferred Stock”), who participate in the Plan (“Participants”) with an attractive and convenient way to reinvest cash dividends in shares of Common Stock and to buy additional shares of Common Stock through voluntary cash payments. Because the shares will be newly issued shares or treasury shares purchased directly from PNC and not on the open market, PNC will receive additional funds to be used for general corporate purposes (See “Use of Proceeds”). Each Participant should recognize that neither PNC nor the Plan Administrator (as defined in Question 3) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price.

Advantages

2. What are the advantages of the Plan?

•	Reinvest cash dividends and invest voluntary cash payments without trading fees or other charges (See Question 12)

•	Invest the full available amount of all cash dividends as the Plan provides for fractional interests in the shares held in the Plan (See Question 10)

•	Avoid safekeeping requirements and record-keeping costs through the custodial service and reporting provisions of the Plan (See Question 17)

•	Receive a detailed statement of account transactions (See Question 16)

•	Sell shares directly through the Plan (See Question 21)

Administration

3. Who administers the Plan for Participants?

Computershare Trust Co., Inc. (“Plan Administrator”) administers the Plan as the agent for Participants, and in such capacity sends statements of account to Participants and performs other duties relating to the Plan (See Question 25). You may contact the Plan Administrator using the following options:

Telephone inquiries: 1-800-982-7652

E-mail inquiries: web.queries@computershare.com (please include your account number)

Written correspondence (please include your account number):

Computershare Investor Services

Dividend Reinvestment Department

P.O. Box 43078

Providence, Rhode Island 02940-3078

Fax: (312) 601-4332

Participation

4. Who is eligible to participate?

Record holders of PNC’s Common Stock and record holders of all series of PNC’s Preferred Stock may participate in the Plan with respect to all or any portion of their common or preferred shares. If your shares are held in someone else’s name, such as a broker or nominee, you may participate by having the record holder (i.e., the nominee) execute an Enrollment Form as described in Question 5. To facilitate participation in the Plan by all beneficial owners of Common Stock and Preferred Stock, the Plan Administrator may accept dividend reinvestment instructions up to the record date established for payment of a particular dividend.

All of the other Plan provisions apply to participation in the Plan by nominees. Without limiting the generality of this statement, voluntary cash payments with respect to all shares of any record owner may not exceed $10,000 per month (See Question 15). To avoid such limitation with respect to a nominee, you may elect to have your shares transferred into your own name. In addition, voluntary cash payments made by a nominee must be received by the Plan Administrator within the period described in Question 15 in order to be invested on a particular Investment Date (as defined in Question 8).

5. How does an eligible shareholder become a Participant?

An eligible shareholder may join the Plan at any time by completing and signing the enrollment form included with this Prospectus (“Enrollment Form”) and returning it to the Plan Administrator. An envelope is provided for that purpose. Additional Enrollment Forms may be obtained from the Plan Administrator via any of the methods listed in Question 3 and are also available for downloading from our website at www.pnc.com (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan > Downloadable Forms). In addition, Participants may enroll online through the Computershare Investor Centre link on our website (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan).

Enrollment Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest that dividend.

6. Do you have to authorize dividend reinvestment on a minimum number or percentage of shares?

Yes. You must authorize dividend reinvestment with respect to at least one share of PNC stock to participate in the Plan. Beyond that requirement, record holders of Common Stock and Preferred Stock may authorize the reinvestment of cash dividends on all or on a specified number or specified percentage of their common or preferred shares (See Question 7).

7. Can you change the number or percentage of shares subject to dividend reinvestment?

Yes. If you wish to change the number or percentage of shares of Common Stock and/or Preferred Stock subject to dividend reinvestment under the Plan, you must notify the Plan Administrator in writing or through the Computershare Investor Centre link on our website at www.pnc.com (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan). Any such notification received after a dividend record date will not be effective for such record date, so cash dividends will be reinvested and the shares credited to your account according to prior instructions.

Purchases

8. When will shares of Common Stock be purchased under the Plan?

Cash dividends will be used to purchase Common Stock on the date cash dividends are paid to shareholders of record. Voluntary cash payments will be invested on the first business day of each month or the next dividend payment date, whichever comes first. Each date on which dividends are reinvested and/or cash payments are invested is referred to as an “Investment Date.”

9. At what price will shares of Common Stock be purchased under the Plan?

The price of shares of Common Stock purchased with reinvested cash dividends or voluntary cash payments will be the average of the closing prices of Common Stock in New York Stock Exchange composite transactions, as reported in Reuters or another authoritative source, for the two trading days immediately preceding an Investment Date.

10. How many shares of Common Stock will be purchased?

The number of shares that will be purchased for you will depend on the amount of cash dividends to be reinvested and voluntary cash payments (if any) in your Plan account and the applicable purchase price of the Common Stock (See Question 9). Your account will be credited with that number of shares, including any fractional interest computed to six decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question 9.

11. Will cash dividends on shares held in a Participant’s account be used to purchase additional shares under the Plan?

Cash dividends on the number or percentage of shares you specify on your Enrollment Form will be reinvested in accordance with the Plan whether you hold physical certificates for those shares or hold those shares electronically through direct registration or such shares are held in your Plan account. If you have specified full dividend reinvestment for all of your common shares, all cash dividends on shares held in your Plan account as well as on common shares for which you hold certificates or hold through direct registration will be automatically reinvested in additional shares of Common Stock until you notify the Plan Administrator in writing otherwise (See Question 7).

12. Are there any expenses to Participants in connection with purchases under the Plan?

No. You do not incur any trading fees or other charges for purchases made under the Plan. However, certain other services offered through the Plan may involve fees (See Question 21).

Voluntary Cash Payments

13. Who is eligible to make voluntary cash payments?

All record holders of Common Stock or Preferred Stock who elect to have cash dividends reinvested in accordance with the provisions of the Plan may also elect to make voluntary cash payments.

14. How does the voluntary cash payment option work?

Participants may purchase additional shares of Common Stock by forwarding a check to the Plan Administrator with the Optional Cash Purchase form that will accompany each statement of your Plan account. Checks should be made payable to “Computershare”, should include your account number and should be payable in U.S. dollars.

Additionally, you may choose to make voluntary cash payments through monthly pre-authorized deductions from your checking or savings account at no cost to you. A Direct Debit Authorization form to establish an automatic monthly deduction from a checking or savings account may be obtained by contacting the Plan Administrator (via any of the methods listed in Question 3) or by downloading the form from our website at www.pnc.com (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan > Downloadable Forms). Automatic monthly deductions can also be set up through the Computershare Investor Centre link on our website (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan).

Any voluntary cash payment received by the Plan Administrator will be applied to the purchase of shares of Common Stock on the applicable Investment Date as described in Questions 8 and 15, depending on when the payment is received, at a price determined in accordance with the provisions of the Plan (See Questions 8 through 10). No interest will be paid on uninvested voluntary cash payments. You may obtain the return of any voluntary cash payment if such request is received in writing or by telephone by the Plan Administrator on or before the third business day prior to the Investment Date on which it is to be invested.

In the event that any Participant’s check for a cash contribution is returned unpaid for any reason, or an electronic funds transfer is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the Participant’s Plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such Participant’s Plan account. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.

15. Are there limitations on voluntary cash payments?

Voluntary cash payments to be applied to the purchase of shares on any given Investment Date must be received by the Plan Administrator no later than the fifth business day prior to such Investment Date. Voluntary cash payments received after such time will be held without interest for investment on the succeeding Investment Date for voluntary cash payments unless the five-day time period is waived by the Plan Administrator. Voluntary cash payments may not be less than $50 per payment and such payments on behalf of any Participant may not aggregate more than $10,000 per month. PNC reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of a particular Participant.

Reports to Participants

16. What kind of reports will be sent to Participants in the Plan?

A Dividend Reinvestment Plan statement will be mailed to each Participant as soon as practicable after each investment. These statements will provide a record of cost information and should be retained for tax purposes. Each Participant will also receive copies of PNC’s annual reports to shareholders, proxy statements and information for income tax reporting purposes. If you have deposited other PNC stock certificates for safekeeping with the Plan Administrator as discussed in Question 17, you will receive information with respect to such shares in your regular Dividend Reinvestment Plan statement.

Share Certificates/Safekeeping

17. Will certificates be issued for shares of Common Stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued. The number of shares credited to your account under the Plan will be shown on your statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. You may choose to have the Plan Administrator hold in safekeeping the certificates for other shares of PNC stock you own. To deposit such additional shares, forward the certificate(s) to the Plan Administrator with the form located on the back of your Dividend Reinvestment Plan statement. We recommend that, when sending share certificates to the Plan Administrator for safekeeping, you do not sign the certificates and you send the certificates by courier service, certified mail or other traceable delivery service.

Withdrawal of Shares in Plan Accounts

18. How can you withdraw shares purchased under the Plan?

You may withdraw all or a portion of the shares of Common Stock credited to your account (or held in safekeeping) by completing and returning the form on the back of your Dividend Reinvestment Plan statement or by providing detailed instructions in writing to the Plan Administrator at the address listed in Question 3, being certain to include the name of your stock (PNC) and your Plan account number. Whole shares of Common Stock so withdrawn will be issued to you electronically as direct registration shares or, if you specifically request, a physical stock certificate will be issued to you for such shares, in each case without charge, usually within 14 days of the receipt of such notification by the Plan Administrator.

You should note that any requests to withdraw shares received after a dividend record date but before the payment date will not be effective as to the shares purchased for your account with the cash dividends paid for such record date. If you wish to request the withdrawal of those shares as well, you must submit a separate request to withdraw those shares after such shares have been purchased and credited to your account.

If you were reinvesting cash dividends prior to withdrawing shares from your Plan account, cash dividends will continue to be reinvested on those shares unless you have requested in writing to discontinue dividend reinvestment.

19. What happens to any fractional interest when you withdraw shares purchased under the Plan?

Any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock (calculated based on the high and low prices for the Common Stock on the date of liquidation) and a check will be issued for the proceeds. In no case will a certificate representing a fractional interest be issued.

Discontinuation of Dividend Reinvestment

20. How do you discontinue all dividend reinvestment participation under the Plan?

You may discontinue participation under the Plan as to all of your shares of Common Stock and Preferred Stock by notifying the Plan Administrator in writing or by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. You may also discontinue your participation by using the Computershare Investor Centre link on our website at www.pnc.com (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan). Any notice of discontinuation received after a dividend record date but before the payment date may not be effective until cash dividends paid for such record date have been reinvested and the shares credited to your account. If, after discontinuation, there are fewer than five shares remaining in your Plan account, PNC will have the right, but will not be obligated, to issue those shares to you (either electronically as direct registration shares or, if you expressly request, through the issuance of physical certificates in your name) and to liquidate any fractional interest in accordance with the provisions of the Plan.

Any Participant who elects to discontinue all dividend reinvestment participation will no longer be eligible to make voluntary cash payments.

Sale or Transfer of Shares

21. What procedures should be followed if you wish to sell shares?

If you wish to sell all or a portion of the shares credited to your Plan account, you have two options: (i) you can request the issuance of those shares (either as electronic direct registration shares or in the form of a physical stock certificate) in accordance with the procedures outlined in Question 18 and arrange to sell the shares through your broker; or (ii) you can sell the shares directly through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement or by using the Computershare Investor Centre link on our website at www.pnc.com (at About PNC > Investor Relations > Shareholder Services > Dividend Reinvestment & Stock Purchase Plan).

Through the Plan, you may sell both the shares credited to your Plan account and any shares that you have deposited for safekeeping with the Plan Administrator as discussed in Question 17. Subject to terms and conditions established by the Plan Administrator, you may be able to effect certain sale and withdrawal transactions via telephone or online. You can request to sell shares through the Plan during normal business hours. A sale request that is received before 1:00 p.m. Eastern Time, will, subject to market conditions and other factors, generally be sold the same day. A sale request that is received after 1:00 p.m. Eastern Time, will, subject to market conditions and other factors, generally be sold the following business day. You should note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or request for the issuance of shares (either as electronic direct registration shares or in the form of physical stock certificates). All requests are final. Shares sold in this manner will be subject to applicable fees.

Following each sale of shares through the Plan, you will receive a Dividend Reinvestment Plan statement from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other Plan statements received, you should retain these sale statements for your tax records. Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.

Participants who are PNC restricted employees, designated unit employees, directors or their immediate family members are, under PNC Insider Trading rules, subject to certain restrictions on the timing of sales of Common Stock (See Question 28). In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with your own legal advisers regarding the applicability of such laws to any sale of your shares.

Summary of Certain Federal Income Tax Consequences

22. What are the federal income tax consequences of participation in the Plan?

The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends (calculated under the Plan as the dollar amount of the reinvested dividends). To the extent distributions made by PNC to its shareholders are treated as made from PNC’s earnings and profits, the distributions will be dividends taxable as ordinary income except to the extent that we designate any portion of such dividend as a “capital gain” dividend or as “qualified dividend income” pursuant to federal income tax rules. Qualified dividend income is taxable at the long-term capital gain rates for individuals. Based on PNC’s historical practice of making dividend distributions from earnings and profits, participating shareholders can expect that the full amount of any distribution under the Plan will be a dividend taxable as ordinary income if paid after December 31, 2008 and as a qualified dividend if paid before January 1, 2009. Accordingly, Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the Investment Date multiplied by the number of shares purchased (including any fractional share). The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the Investment Date (calculated under the Plan as the purchase price for such shares). The holding period for such shares will commence on the day after the Investment Date.

The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash payments under the Plan did not result in income to participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price. The holding period for such shares will commence on the day after the Investment Date.

In the case of any shareholder for whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose income is subject to federal income tax withholding, PNC will reinvest dividends net of the amount of tax required to be withheld.

Dividends reinvested under the Plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant’s tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant’s holding period.

The foregoing summary of certain federal income tax consequences is general and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. You should consult with your own tax advisers regarding the federal, state and local tax consequences in your particular circumstances.

Other Information

23. What happens if PNC issues a stock dividend, declares a stock split or has a rights offering with respect to Common Stock?

Any shares resulting from a stock dividend or stock split with respect to Common Stock (whole shares and any fractional interest) in your Plan account will be credited to your account. The basis for any rights offering will include the shares of Common Stock and any fractional interest credited to your Plan account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

24. How will the shares of Common Stock credited to your Plan account be voted at a shareholders meeting?

If on the record date for a shareholders meeting there are shares of Common Stock credited to your account under the Plan, you will be sent proxy material for that meeting. You will be entitled to vote all shares of Common Stock (including fractional interests) credited to your Plan account. You may vote by proxy or in person at any such meeting.

25. What are the responsibilities and duties of the Plan Administrator?

The Plan Administrator receives the Participants’ dividend payments and voluntary cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant’s account, and advises Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

There is a fee of $10.00 for reproducing copies of previous year’s statements, with a maximum cost of $50.00.

All notices from the Plan Administrator will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan Administrator’s duty of giving notice to you. Therefore, you must promptly notify the Plan Administrator of any change of address.

In administering the Plan, the Plan Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of written notice of such death. The Plan Administrator shall have no duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

All transactions in connection with the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

26. May the Plan be modified or discontinued?

PNC reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. PNC will endeavor to notify Participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, termination or modification. In addition, PNC may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations will be final and binding.

27. May a Participant pledge shares held in the Participant’s account under the Plan?

No. If you wish to pledge shares credited to your account, you must request the withdrawal of such shares from the Plan in accordance with the procedures outlined in Question 18.

28. Are there any special restrictions on the sale or transfer of shares of Common Stock purchased under the Plan?

Participants who are PNC restricted employees, designated unit employees, directors or their immediate family members are subject to PNC Insider Trading rules, which, among other things, impose certain restrictions on the timing of sales of Common Stock. For example, sales of Common Stock are prohibited during the period beginning 15 days before the end of a calendar quarter until the second business day after PNC releases its earnings results for that quarter. Sales or gifts of Common Stock by directors and certain employees designated as restricted employees or designated unit employees or their immediate family members are also subject to preclearance requirements. Participants who are directors or restricted employees or designated unit employees are strongly urged to review the applicable provisions of the PNC Code of Ethics for complete details.

Participants who are considered “affiliates” of PNC, which include PNC directors and certain senior executive officers, may only sell their shares of Common Stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, Participants may not sell shares of Common Stock if they are aware of material nonpublic information concerning PNC or its securities.

29. Does participation in the Plan entail any risks?

Yes. Participation in the Plan involves the purchase of shares of Common Stock. In purchasing stock, Participants take a certain risk with their money. Stock prices may fall or rise depending on financial and other developments at PNC, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices. PNC cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price. In other words, there is a risk that if a Participant sells the shares of Common Stock, he or she will receive less than what was paid for the shares.

USE OF PROCEEDS

The net proceeds from the sale of the Common Stock offered pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to PNC’s bank and nonbank subsidiaries, financings of possible future acquisitions, repayment of outstanding indebtedness, and, depending on a number of factors including, among others, the receipt of regulatory approvals if then required, repurchases of issued and outstanding shares of Common Stock or Preferred Stock under authorized programs of PNC. The amounts and timing of the application of proceeds will depend upon the future growth and financing requirements of PNC and its subsidiaries and the availability of other funds. Pending ultimate application, the net proceeds may be used to make short-term investments or reduce borrowed funds. In view of anticipated funding requirements, PNC may from time to time engage in additional financings of a nature and in amounts that have yet to be determined.

LEGAL OPINION

A legal opinion to the effect that the shares of Common Stock offered hereby, upon their issuance or sale in accordance with the terms of the Plan, shall be validly issued, fully paid and nonassessable, will be rendered for us by George P. Long, III, Esq., Corporate Secretary of PNC, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222. Mr.  Long beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

2,131,625 SHARES

COMMON STOCK

($5 PAR VALUE)

PROSPECTUS

August 22, 2006